Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 21, 2008 on the financial statements of the Paradigm Funds (the “Funds”), comprising the Paradigm Value Fund, Paradigm Select Fund, Paradigm Opportunity Fund, and Paradigm Capital Appreciation Fund as of December 31, 2007 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Paradigm Funds (SEC File No. 811-21233 and 333-100507).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

April 25, 2008